Eileen Wilkinson

September 10, 2007

Christopher Tirotta, MD, MBA
Chief Executive Officer
American Scientific Resources
83 South Putt Corners Road
New Paltz, NY 12561-0819

Re: American Scientific Resources Marketing, Branding and Marketing Proposal

Dear Dr. Tirotta,

I am pleased to represent Kidz-Med Inc. in connection with the launch of a branding, marketing and design initiative to strengthen the image of the Company with key stakeholders pivotal to its success, such as retail consumers, investors and media.

The project work will be executed as a joint effort, in conjunction with Elizabeth Bayles Associates and Christian Zechner Associates, Inc.

This letter sets forth the terms and conditions of Eileen Wilkinson's representation.

1. Goals and Objectives

The focus will be to work with Elizabeth Bayles Associates and Christian Zechner Associates to transform Kidz Med's image and build the Thermofocus brand.

- We will write or revamp, as necessary, all communications pieces including Kidz Med Web site, Fact Sheet and Sell Sheets and any advertising and public relations materials.

2. Services

- Branding and Marketing/Strategic Consulting
- Web site concept and content
- Advertising concept and copy
- Fundraising/Investor Relations materials
- Public relations/Alliance-Building materials
- Aggressive Media Outreach

3 Budget Estimate

Activity	**Hours**	**Fees**	Month	**Total**
June/July/August				
Strategic Consulting	5. **x $125**			
Public Relations	11 **x $125**			
Alliance Building Materials	3.0 **x $125**			
Media Outreach	2.5 **x $125**			
Investor Relations materials	9. **x $125**			

Web-site			
Total	**30 x $125.**		$ 3750.00

September/October/November/December 2007

Activity	Hours	Fees	Total
Strategic Consulting	20 x $125		
Public Relations	20 x $125		
Media Outreach	30 x $125		
Advertising	50 x $125		
Web-site	50 x $125		
	170 hours		**$21,250**

Hours listed are approximate only. This overview and budget estimate is based upon information provided to date. It does not include a contingency for completion of project or additional support around other efforts.

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4. Terms

ASFX will engage Eileen Wilkinson for a period of six (6) months commencing on June 25, 2007 and terminating on December 25, 2007. Consulting services will be billed at $125 per hour and would entitle ASFX to a total of 200 hours of consulting.

5. Consulting Fees

ASFX will compensate Eileen Wilkinson with shares of restricted stock of the Company as is equal to the monthly cash fee, rounded to the nearest whole share. The total cost (excluding direct approved out-of-pocket expenses), for the three month trial period will be: 50,000 shares of restricted common stock of American Scientific Inc. (ASFX), and 50,000 warrants, exercisable for 5 years at $1.00 per share.

The restricted shares payment of this agreement shall be paid as follows: fifty percent (50%) shall be paid upon execution of this document and fifty per-cent (50%) paid at the end of the initial timeframe (December 25, 2007). The 50,000 warrants will be issued at the end of the initial timeframe (December 25, 2007) from the execution date.

All restricted shares of common stock will be valued at par value for the purpose of income declaration.

The restricted shares issued to Eileen Wilkinson will have piggyback registration rights, and will be included in any registration that ASFX prepares during the next 12 months. In the event ASFX does not file a registration statement, the restricted shares are eligible for sale pursuant to Rule 144. ASFX agrees to provide a legal opinion letter to remove stock restrictions upon presentation by Eileen Wilkinson of those restricted shares at the time allowed under Rule 144.

If the assignment should require additional time to bring each market to satisfactory completion, Eileen Wilkinson will notify Dr. Christopher Tirotta in advance in writing. If the assignment should require less time to bring each market to satisfactory completion, Eileen Wilkinson will notify Dr. Christopher Tirotta in writing and will carry the outstanding balance forward to the next month. At the end of each month, Eileen Wilkinson will provide a project assessment report to ASFX.

6. Out of Pocket Expenses.

ASFX will reimburse Eileen Wilkinson for all necessary and reasonable out-of-pocket expenses up to $200.00 each month (without prior written approval) such as the cost of telephone calls, facsimiles, Federal Express, stamps, photocopies, messengers and all other incidentals, which Eileen Wilkinson will incur in the performance of the services to be provided to ASFX. Upon successful completion of the four month assignment, Eileen Wilkinson will provide a final project assessment report to ASFX.

7. Relationship; Taxes; Authority

ASFX and Eileen Wilkinson acknowledge and agree that Eileen Wilkinson shall perform the services as an independent contractor and not as an employee or agent of ASFX. Eileen Wilkinson will file tax returns on the basis of Eileen Wilkinson's status as an independent contractor for the reporting of all income and other taxes due and owing on the consideration received by Eileen Wilkinson under this Agreement and that Eileen Wilkinson is responsible for the payment of such taxes to the extent such taxes have not been previously withheld by ASFX pursuant to Section 2(d) above.

8. Termination.

ASFX and Eileen Wilkinson may terminate this Agreement at any time, for any reason, by giving thirty (30) days written notice to the other party.

Please be advised that your signature below indicates ASFX informed consent to be represented by Eileen Wilkinson. If the foregoing correctly reflects the ASFX understanding of the terms and conditions of Eileen Wilkinson's representation please indicate your acceptance by executing this letter and faxing and/or e-mailing it back to me.

Sincerely,

9/20/07

By: Eileen Wilkinson

Eileen Wilkinson
18-05 Ditmars Boulevard
Astoria, NY 11105

By: Christopher Tirotta, MD, MBA

Christopher Tirotta, MD, MBA
American Scientific Resources
83 South Putt Corners Road
New Paltz, NY 12561-0819